                                                                     EXHIBIT 3.5


                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          NEOMEDIA TECHNOLOGIES, INC.


     NEOMEDIA TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware, as amended (the "Company"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Company duly adopted resolutions setting forth the proposed amendment to the Company's Restated Certificate of Incorporation, and directed that such amendment be submitted to the stockholders of the Company with the recommendation that the proposed amendment be approved and adopted. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that Article IV of the Company's Restated Certificate of Incorporation be amended to read as follows:

       "The total number of shares of capital stock that the Corporation is authorized to issue be increased from 15,000,000 to 60,000,000, which are to be divided into two classes as follows:

       50,000,000 shares of common stock, par value $.01 per share; and

       10,000,000 shares of preferred stock, par value $.01 per share.

       The 10,000,000 shares of preferred stock may be issued in one or more series at such time or times and for such consideration as shall be authorized from time to time by the Board of Directors. The Board of Directors will be authorized to fix the designation of each series of preferred stock and the relative rights, preferences, limitations, qualifications, powers or restrictions thereof, including the number of shares comprising each series, the dividend rates, redemption rights, rights upon voluntary or involuntary liquidation, provisions with respect to a retirement or sinking fund, conversion rights, voting rights, if any, preemptive rights, other preferences, qualifications, limitations, restrictions and the special or relative rights of each series."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware, as amended.

     FOURTH: That the capital of the Company shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by its President, and attested by its Secretary, this 27th day of March, 1998.


                                         NEOMEDIA TECHNOLOGIES, INC.


                                                  By:       /s/ Charles W. Fritz
                                                     ---------------------------
                                                     Charles W. Fritz, President

                                                                         ATTEST:

                                                   By:      /s/ William E. Fritz
                                                      --------------------------
                                                     William E. Fritz, Secretary